                                                                    EXHIBIT 3.11

                       [STATE OF CALIFORNIA LETTERHEAD]


                              SECRETARY OF STATE

     I, BILL JONES, Secretary of State of the State of California, hereby certify:

     That the annexed transcript has been compared with the corporate record on file in this office, of which it purports to be a copy, and that same is full, true and correct.

                                       IN WITNESS WHEREOF, I execute this
                                          certificate and affix the Great Seal
                                          of the State of California this

                                                   December 13, 1996
                                       ----------------------------------------


      [SEAL]                                        /s/ BILL JONES

                                                  Secretary of State

                          CERTIFICATE OF DETERMINATION
                                AND DECREASE OF
                                 CHATCOM, INC.,
                            A CALIFORNIA CORPORATION


     The undersigned, James B. Mariner and James R. Spievak, hereby certify that:

     a. They are the duly elected and acting President and Secretary, respectively, of ChatCom, Inc., a California corporation (the "Company").

     b. All shares of Series B Preferred Stock that had been outstanding previously have been converted into shares of the Company's Common Stock (the "Common Stock"), there currently are no shares of Series B Preferred Stock outstanding, and the decrease in the number of shares constituting that Series is 1,000, which was the entire number of authorized shares of that Series.

     c. All shares of Series C Preferred Stock that had been outstanding previously have been converted into shares of the Company's Common Stock, there currently are no shares of Series C Preferred Stock outstanding, and the decrease in the number of shares constituting that Series is 1,000, which was the entire number of authorized shares of that Series.

     d. The number of shares of Series D Convertible Redeemable Preferred Stock of the Company is 5,000, none of which have been issued.

     e. Pursuant to authority given by the Company's Articles of Incorporation, as amended, the Board of Directors of the Company has duly adopted the following recitals and resolutions:

     WHEREAS, the Articles of Incorporation, as amended, of the Company provide for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

     WHEREAS, the Board of Directors ("Board") of the Company is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series and to determine the designation thereof, or any of them; and

     WHEREAS, the Company has no outstanding shares of any series of Preferred Stock;

     NOW, THEREFORE, BE IT RESOLVED, that no shares of Series B Preferred Stock are outstanding, all of the previously issued shares of Series B Preferred Stock having been converted into shares of Common Stock;

     RESOLVED FURTHER, that no shares of Series C Preferred Stock are outstanding, all of the previously issued shares of Series C Preferred Stock having been converted into shares of Common Stock;

     RESOLVED FURTHER, that in accordance with Section 401(c) of the California Corporations Code, the number of authorized shares of Series B Preferred Stock, set forth in the Certificate of Determination and Decrease filed on March 19, 1996, is hereby reduced to zero and the Series B Preferred Stock is no longer an authorized series of Preferred Stock of the Company;

     RESOLVED FURTHER, that in accordance with Section 401(c) of the California Corporations Code, the number of authorized shares of Series C Preferred Stock, set forth in the Certificate of Determination filed on April 15, 1996, is hereby reduced to zero and the Series C Preferred Stock is no longer an authorized series of Preferred Stock of the Company;

     RESOLVED FURTHER, that the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a series of Preferred Stock as follows:

     1.   (a)  Designation of Series.  The designation of such series of
               ---------------------
Preferred Stock is Series D Convertible Preferred Stock ("Series D Preferred Stock"). The number of shares constituting such series is 5,000, with a stated value of $1,000 per share. Shares of Series D Preferred Stock converted, redeemed or purchased by the Company shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

          (b)  Certain Definitions.  For purposes of this Certificate of
               -------------------
Determination and Decrease, the following definitions shall apply:

          (i)  "Affiliate", when used with respect to any Person, means (1) if
                ---------
such Person is a corporation, any officer or director thereof and any Person (other than any Series D Preferred Stock Holder) which is, directly or indirectly, the beneficial owner of more than 10% of any class of any equity security (as defined in the Securities Exchange Act of 1934, as amended) thereof, and, if such beneficial owner is a partnership, any partner thereof, or if such beneficial owner is a corporation, any Person controlling, controlled by or under common control with such beneficial owner, or any

                                      2.

officer or director of such beneficial owner or of any corporation occupying any such control relationship, (2) if such Person is a partnership, any partner thereof, and (3) any other Person (other than any Series D Preferred Stock Holder) which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including the correlative terms "controlling", "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          (ii)  "Capitalized Leases" means any lease to which the Company or a
                 ------------------
Subsidiary is a party as lessees, or by which it is bound, under which it leases any property (real, personal or mixed) from any lessor other than the Company or a Subsidiary, and which either is required to be capitalized in accordance with generally accepted accounting principles, or, even if not so required to be capitalized, shall have (or have had), at the time first entered into, an initial term of greater than five years (including leases of shorter duration which are or were extendible to a total term greater than five years at the option of the lessor). The value of Capitalized Leases, as of the time of any determination thereof, shall mean the sum of the then present values, determined as hereinafter provided, of future obligations of lessees under then existing Capitalized Leases. To compute the value of any Capitalized Lease, the following methods shall be used, as applicable:

               (A) values of leases required to be capitalized in accordance with generally accepted accounting principles (whether or not the initial term or total term thereof is greater than five years) shall be computed in accordance such principles; and

               (B) values of other capitalized leases shall be computed by discounting, to the date of determination, at an assigned interest rate of ten percent (10%) per annum, the minimum amount of future rental payments that will be due under the related leases, including rental payments that may be during extensions which are at the lessor's option, but excluding any amounts in respect of insurance on, taxes on and/or maintenance of the properties subject to such leases, provided that such amounts are owed and paid only to the extent actually incurred.

          (iii)  "Closing Date" shall mean the date of the initial closing of
                  ------------
the purchase and sale of shares of the Series D Preferred Stock.

                                      3.

          (iv) "ERISA" shall mean the Employee Retirement Income Security Act of
                -----
1974, as amended from time to time.

          (v) "ERISA Affiliate" shall mean each trade or business (whether or
               ---------------
not incorporated) which together with the Company or a Subsidiary of the Company would be deemed to be a "single employer" within the meaning of Section 4001 of ERISA.

          (vi) "Indebtedness" of any Person means and includes, without
                ------------
duplication, as of any date as of which the amount thereof is to be determined,
(1) all obligations of such Person to repay money borrowed (including, without limitation, all notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments and all obligations upon which interest charges are customarily paid), (2) the value of all Capitalized Leases in respect of which such Person is liable as lessee or as the guarantor of the lessee, (3) the principal amount of all monetary obligations which are secured by any perfected lien or security interest existing on property owned by such Person and (4) all guaranties of the Indebtedness of any other Person.

          (vii) "Investment" means, with respect to any Person, any loan,
                 ----------
advance or extension of credit by such Person to, and any guaranty or other contingent liability with respect to the capital stock, Indebtedness or other obligations of, and any contributions to the capital of, any other Person, as well as any ownership, purchase or other acquisition by such Person of any interest in any capital stock or other securities of any such other Person as well as any transfer or sale of property of such Person to any other Person other than upon full payment, in cash, of not less than the agreed sale price or the fair value of such property, whichever is higher.

          (viii) "Lien" means any mortgage, pledge, security interest, financing
                  ----
statement, encumbrance, lien, segregation, charge or deposit arrangement or other arrangement having the practical effect of any of the foregoing and shall include the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease or other title retention agreement.

          (ix) "Person" or "person" means an individual, corporation,
                ------      ------
partnership, firm, association, joint venture, trust, unincorporated organization, government, governmental body, agency, political subdivision or other entity.

          (x) "Plan" shall mean any multiemployer plan or single employer plan,
               ----
as defined in Section 4001 and subject to Title IV of ERISA, which is maintained, or at any time during the five calendar years preceding the date of this

                                      4.

Agreement was maintained, for employees of the Company or a Subsidiary of the Company or an ERISA Affiliate.

          (xi) "Restricted Payment" means (1) every dividend or other
                ------------------
distribution paid, made or declared by the Company on or in respect of any class of its capital stock, (2) every payment in connection with the redemption, purchase, retirement or other acquisition by or on behalf of the Company or any Subsidiary of any shares of the Company's or any Subsidiary's capital stock, whether or not owned by the Company or any Subsidiary, (3) any optional prepayments made on subordinated Indebtedness of the Company or a Subsidiary,
(4) every payment to or on behalf of any Affiliate of the Company or of any Subsidiary on account of or with respect to any lease arrangements and (5) every payment by or on behalf of the Company or any Subsidiary (whether as repayment or prepayment of principal or as interest or otherwise) on or with respect to
(A) any obligation to repay money borrowed owing to any Affiliate of the Company or any Subsidiary or (B) any obligation, to any Person, of any Affiliate of the Company or of any Subsidiary, which obligation is assumed or guaranteed by the Company or a Subsidiary; provided, however, (a) that the restrictions of the foregoing clauses (1) and (2) shall not apply to any dividend, distribution or other payment to the extent payable in shares of the capital stock of the Company, (b) that none of the foregoing clauses shall apply to any payments from a Subsidiary to the Company and (c) that none of the foregoing clauses shall apply to any payments on or with respect to Series D Preferred Stock. For purposes of this definition, "capital stock" shall also include warrants (other than the Purchase Warrants (as defined below)) and other rights and options to acquire shares of capital stock (other than the Series D Preferred Stock).

          (xii) "Subsidiary" means any Person in which at least a majority of
                 ----------
shares of each class of the capital stock, at the time as of which any determination being made, is owned, beneficially and of record, by the Company or one or more of its Subsidiaries, or both.

     2.   Dividends.  Each holder of the outstanding shares of Series D
          ---------
Preferred Stock ("Series D Preferred Stock Holder" or collectively, "Series D Preferred Stock Holders") shall be entitled to receive, in cash or shares of the Common Stock (at the Company's option for payments on or before the first anniversary of the Closing Date and at the option of the holders of a majority of the outstanding shares of Series D Preferred Stock for payments after the first anniversary of the Closing Date) cumulative dividends at the annual rate of $100 per share of Series D Preferred Stock, payable semiannually on May 15 and November 15 of each year after the Closing Date (each, a "Dividend Payment Date"), and upon conversion or redemption, as the case may be, for any unpaid cumulative dividends (all of which unpaid cumulative dividends

                                      5.

from the next preceding Dividend Payment Date, at the Company's option, may be paid in cash or shares of Common Stock), without any further action or declaration by the Board of Directors or shareholders of the Company, out of funds legally available therefor. If such dividends shall be paid in Common Stock, the Common Stock shall be valued at the average of the Market Price (as defined below) for the ten (10) consecutive trading dates immediately preceding the Dividend Payment Date or the date of conversion or redemption, as the case may be. Such dividends shall be cumulative so that if such dividends shall not have been set apart for all shares of Series D Preferred Stock at the time outstanding, the deficiency shall be set apart for such shares before the Company makes any distribution to the holders of Common Stock or Preferred Stock of any other series. Accrued but unpaid dividends shall not bear interest. The Board of Directors may fix a record date for the determination of Series D Preferred Stock Holders entitled to receive payment of a dividend thereon, which record date shall be no more than sixty (60) days prior to the date fixed for the payment thereof. If upon redemption or conversion of shares of Series D Preferred Stock the Company elects to pay accrued dividends from the next preceding Dividend Payment Date on such shares in shares of Common Stock, the number of shares of Common Stock shall be determined by dividing the amount of such accrued dividends as of the redemption date or the Conversion Date (as defined below) by the Conversion Price (as defined below) on the applicable redemption date or Conversion Date.

     3.   (a)  Voting Rights.  The Series D Preferred Stock Holders shall be
               -------------
entitled to vote together with the Common Stock holders as a single class upon all matters presented to the Company's shareholders, with each share of Series D Preferred Stock being entitled to a number of votes equal to the number of shares of Common Stock such Series D Preferred Stock Holder would be holding on the record date for the relevant shareholders meeting if such Series D Preferred Stock Holder had converted such share of Series D Preferred Stock into shares of Common Stock on the Closing Date and had continued to hold all shares of Common Stock received upon such conversion, except that without the approval of holders of a majority of the outstanding shares of Series D Preferred Stock, the Company shall not (a) authorize, create or issue any shares of any class or series ranking senior to the Series D Preferred Stock as to liquidation rights, (b) amend, alter or repeal, by any means, the Articles of Incorporation if the powers, preferences, or special rights of the Series D Preferred Stock would be adversely affected, or (c) become subject to any restriction on the Series D Preferred Stock, other than restrictions arising under the General Corporation Law of the State of California or existing under the Articles of Incorporation as in effect on the Closing Date; provided, however, that the creation of additional series of Preferred Stock with substantially equivalent rights, preferences,

                                      6.

privileges and limitations as those of the Series D Preferred Stock shall not be a violation of this paragraph 3.

          (b) Voting Shift.  Notwithstanding subparagraph 3(a) above, upon the
              ------------
occurrence at any time or from time to time of any of the following events (an "Event of Noncompliance"), the Series D Preferred Stock Holders, voting as a separate class, thereafter shall be entitled to elect a majority of the authorized number of directors of the Company and the holders of Common Stock shall be entitled to elect the remaining directors as provided herein:

          (i) If the Company shall default in the payment of any Series D Preferred Stock dividend, when the same shall become due and payable, and such default shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Company by a Series D Preferred Stock Holder; or

          (ii) If the Company shall fail to pay any other amount payable to a Series D Preferred Stock Holder under the Purchase Agreement dated as of the Closing Date, among the Company and the initial Series D Preferred Stock Holders (the "Purchase Agreement") when due, and such default shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Company by a Series D Preferred Stock Holder; or

          (iii) If the Company shall default in the performance of any of the following agreements or covenants, and, if capable of being remedied, such default shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Company by a Series D Preferred Stock
Holder:

               (A) Neither the Company nor any Subsidiary of the Company will declare or make or permit to be declared or made (i) any Restricted Payment or (ii) any Investment in any Person; provided, however, that the Company may make Investments not to exceed $1,000,000 in the aggregate.

               (B) From and after the Closing Date, unless the Series D Preferred Stock and the warrants issued to the initial Series D Preferred Stock Holders pursuant to the Purchase Agreement (the "Purchase Warrants") shall then be convertible into shares of Common Stock, neither the Company nor any of its Subsidiary will sell or transfer (or agree to sell or transfer) to any Person (other than the Company or a Subsidiary, if any) assets which in the aggregate accounted for or provided 50% or more of the total revenues of the Company and its Subsidiaries, if any, for

                                      7.

     either the then preceding fiscal quarter or the then preceding fiscal year.

               (C) Unless the Series D Preferred Stock and the Purchase
     Warrants shall then be convertible into shares of Common Stock, the Company will not, and will not permit any of its Subsidiaries to, change substantially the character of its business as conducted on the Closing Date.

               (D) Unless such transaction involves the acquisition by merger or otherwise of all of the Series D Preferred Stock Holders' securities, the Company will not proceed with a program of acquisition of shares of Common Stock, initiate a corporate reorganization or recapitalization, or authorize or consent to any action which would have the effect of (i) removing the Company from registration with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or (ii) reducing substantially or eliminating the public market for shares of the Common Stock as such public market existed on the Closing Date.

               (E) Neither the Company nor any of its Subsidiaries will incur or be or remain liable on any long-term Indebtedness exceeding in the aggregate at any one time 60% of the Company's total assets (determined in accordance with generally accepted accounting principles).

               (F) Neither the Company nor any of its Subsidiary will create, incur, assume or suffer to exist, directly or indirectly any Lien on any of its property owned on the Closing Date or thereafter acquired to secure any Indebtedness of the Company or any of its Subsidiary in the aggregate exceeding $500,000, other than (1) Liens existing on the Closing Date and set forth in Exhibit E to the Purchase Agreement; (2) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves in accordance with generally accepted accounting principles are being maintained; (3) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained; (4) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government

                                      8.

     contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
     (5) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries; and (6) Liens in favor of one or more financial institutions securing working capital lines of credit.

               (G) From and after the Closing Date, the Company shall not, in any single fiscal year (April 1 to March 31), issue or agree to issue to any officer or employee of the Company or any Subsidiary any shares of Common Stock, or any options, warrants or other rights to purchase or otherwise acquire shares of Common Stock, in excess of (1) options to acquire 25,000 shares of Common Stock (including the 25,000 shares of Common Stock issuable upon exercise of such options) to any individual officer or employee of the Company or any Subsidiary, or (2) options to acquire 200,000 shares of Common Stock (including the 200,000 shares of Common Stock issuable upon exercise of such options) to all officers or employees of the Company and any Subsidiary. Any non-qualified options issued from and after the Closing Date shall not have an exercise price of less than the fair market value of the shares of Common Stock on the date of grant. Options and warrants outstanding and duly granted as of the Closing Date shall retain their original rights and terms, including, but not limited to, vesting provisions. Provisions for accelerated vesting at the discretion of the Board of Directors related to options granted prior to the Closing Date shall remain in full force. This subparagraph (G) shall not apply to the issuance by the Company of shares of Common Stock, or options, warrants or other rights to purchase shares of Common Stock, in connection with any Investment or any other acquisition or similar transaction by the Company; or

          (iv) If the Company shall default in any material respect in the performance of any agreement or covenant (other than those referred to in clauses (i) and (ii) of this subparagraph 3(b)) contained in the Purchase Agreement, in the certificates evidencing the Series D Preferred Stock, in the Purchase Warrants or in any other instruments, documents and agreements referred to therein or related thereto in favor of the Series D Preferred Stock Holders (collectively, the "Purchase Documents"), and, if capable of being remedied, such default shall remain unremedied for thirty (30) days after the earlier of
(A) the Company's obtaining actual knowledge thereof, or (B) written notice thereof shall have been given to the Company by a Series D Preferred Stock Holder; or

                                      9.

          (v) If the Company or any of its Subsidiaries shall fail to make any payment of principal of or interest on any Indebtedness of the Company or such Subsidiary exceeding $500,000 in the aggregate when due (whether at stated maturity, by acceleration, on demand or otherwise) after giving effect to any applicable grace period provided for in the agreement or instrument creating or evidencing such Indebtedness; or

          (vi) If the Company or any of its Subsidiaries shall fail to observe or perform any covenant or agreement contained in any agreement or instrument relating to any Indebtedness in excess of $500,000 in the aggregate within any applicable grace period provided for in the agreement or instrument creating or evidencing such Indebtedness, or any other event shall occur if the effect of such failure or other event is to accelerate the maturity of such Indebtedness and such Indebtedness is accelerated by the holder thereof; or any such Indebtedness shall be required to be prepaid (other than by a regularly scheduled required prepayment) in whole or in part prior to its stated maturity; or

          (vii) If a judgment which, either alone or together with other outstanding judgments against the Company and its Subsidiaries, if any, exceeding an aggregate of $500,000 shall be rendered against the Company or any of its Subsidiaries and such judgment shall have continued undischarged or unstayed for 45 days after entry thereof unless such judgment has been fully bonded by the Company; or

          (viii) If a Plan shall fail to maintain the minimum funding standard required by Section 412 of the Internal Revenue Code of 1986, as amended, for any plan year or a waiver of such standard is sought or granted under Section 412(d), or a Plan is, shall have been or is likely to be, terminated or the subject of termination proceedings under ERISA, or the Company or an ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, and there shall result from any such event or events either a liability or a material risk of incurring a liability to the Pension Benefit Guaranty Corporation, or any successor thereto, or a Plan which, in the opinion of the Series D Preferred Stock Holders, will have a material adverse effect upon the business, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole; or

          (ix) If the Company or any of its Subsidiaries shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts or if a receiver or trustee shall be appointed for the Company or any of its Subsidiary or for substantially all of its assets and, if appointed without its consent, such appointment is not

                                      10.

discharged or stayed within 60 days; or if proceedings under any law relating to bankruptcy, insolvency or the reorganization or relief of debtors are instituted by or against the Company or any of its Subsidiaries, and, if contested by it, are not dismissed or stayed within 60 days; or if any writ of attachment or execution or any similar process is issued or levied against the Company or any of its Subsidiaries or any significant part of its property and is not released, stayed, bonded or vacated within 60 days after its issue or levy; or if the Company or any of its Subsidiaries takes corporate action in furtherance of any of the foregoing.

Upon the occurrence of any such Event of Noncompliance, and at any time thereafter during the continuance of such event, the Series D Preferred Stock Holders voting as a separate class shall have the right to elect the smallest number of directors to the Board of Directors that shall constitute a majority of the authorized number of directors of the Board; provided, however, that if each such event has been cured, then the rights granted in this subparagraph 3(b) to the Series D Preferred Stock Holders herein shall terminate immediately. Upon the occurrence of any Event of Noncompliance that is cured, such cure shall have no effect on the continuing rights of the Series D Preferred Stock Holders hereunder to, at any time thereafter, elect the smallest number of directors to the Board that shall constitute a majority of the Board in the event of a subsequent Event of Noncompliance. In order fully to carry out the intent of this subparagraph 3(b), the Company shall use its best efforts to take all such actions and do all such things necessary to effectuate the terms and provisions hereof, including, but not limited to, any action required to amend the Company's Articles of Incorporation, as amended, or the Company's By-laws, as amended, and shall give all Series D Preferred Stock Holders prompt notice of the occurrence of any Event of Noncompliance.

     At any time when the right of the Series D Preferred Stock Holders voting as a separate class to elect directors of the Company shall have vested as provided in this subparagraph 3(b), a proper officer of the Company shall, upon the written request of the holders of record of at least a majority of the shares of Series D Preferred Stock then outstanding addressed to the Secretary of the Company, call a special meeting of shareholders of the Company for the purpose of electing directors of the Company. Such meeting shall be held at the earliest practicable date at the place for the holding of annual meetings of shareholders of the Company. Any Series D Preferred Stock Holder shall have access to the stock books of the Company for the purpose of causing special meetings of shareholders to be called pursuant to these provisions.

     At any meeting held for the purpose of electing directors at which the Series D Preferred Stock Holders shall have the

                                      11.

right voting separately as a class to elect directors as provided in this subparagraph 3(b), the presence, in person or by proxy, of the holders of one-third (1/3) of the shares of Series D Preferred Stock then outstanding shall constitute a quorum of such class for the election of directors by the Series D Preferred Stock Holders as a class. At any such meeting or adjournment thereof, the absence of a quorum of Series D Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of Series D Preferred Stock voting as a class, and the absence of a quorum for the election of such other directors shall not prevent the election of directors to be elected by the Series D Preferred Stock Holders voting as a class, and in the absence of either or both such quorums, a majority of the holders present, in person or by proxy, of the stock or stocks which lack a quorum shall have the power to adjourn the meeting for the election of directors which they are entitled to elect from time to time without notice (other than announcement at the meeting) until a quorum shall be present. A vacancy in the directorships to be elected by the Series D Preferred Stock Holders as provided in this subparagraph 3(b) may be filled only by vote or written consent of at least a majority of the voting power of the Series D Preferred Stock.

     During any period when the Series D Preferred Stock Holders have the right to vote separately as a class to elect directors as provided in this subparagraph 3(b), each director so duly elected and qualified by the Series D Preferred Stock Holders shall continue in office until the next annual meeting of shareholders and until his successor shall have been duly elected by such holders or until termination of the right of the Series D Preferred Stock Holders to vote separately as a class for directors. At the first scheduled meeting of the Board of Directors of the Company immediately following any termination of the right of the Series D Preferred Stock Holders to vote separately as a class for directors as provided in this subparagraph 3(b), which shall be held at the earliest practicable date, the term of office of any director then in office so elected by such holders shall terminate at that time. The Board of Directors or the shareholders of the Company shall be entitled to fill the vacancies on the Board created thereby in the manner permitted by the Company's Bylaws.

     4.   Liquidation, Dissolution or Winding Up.  In the event of a voluntary
          --------------------------------------
or involuntary liquidation, dissolution or winding up of the Company, the Series D Preferred Stock Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus of any nature, $1,000 per share of Series D Preferred Stock and a further amount equal to any dividends accrued and unpaid thereon, as provided in paragraph 2 hereof, to the date that payment is made available to the Series D Preferred Stock Holders, whether earned or declared or not, and no more,

                                      12.

before any payment shall be made or any assets distributed to the holders of shares of stock of the Company junior in rank to the Series D Preferred Stock.

     If upon such liquidation, dissolution or winding up, the assets thus distributed among the holders of the Series D Preferred Stock and other series of preferred stock that upon liquidation, dissolution or winding up share pari passu with the Series D Preferred Stock shall be insufficient to permit the payment to all such holders of the full preferential amounts aforesaid, then the entire assets of the Company to be distributed shall be distributed ratably among the holders of Series D Preferred Stock and such other series of Preferred Stock.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, subject to the provisions of the Company's Articles of Incorporation and to all of the preferential rights, on distribution or otherwise, of the holders of Series D Preferred Stock and other series of preferred stock that rank pari passu with the Series D Preferred Stock, the holders of Common Stock shall be entitled to receive, ratably, all remaining assets of the Company.

     A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this paragraph 4.

     5.   Conversion Rights of Series D Preferred Stock Holders.  Each Series D
          -----------------------------------------------------
Preferred Stock Holder shall have the right, at the option of such holder, at any time after the first anniversary of the Closing Date through and including the second anniversary of the Closing Date to convert, subject to the terms and provisions set forth herein, all or any portion of the outstanding shares of Series D Preferred Stock into duly authorized, validly issued, fully paid and nonassessable shares of Common Stock at the Conversion Price (as defined below) on the applicable Conversion Date (as defined below).

     6.   Conversion Price.  The "Conversion Price" shall be the average of the
          ----------------
"Market Prices" (as defined below) for the ten (10) consecutive trading days immediately preceding the Conversion Date (as defined below); provided, however, that, in no event shall the Conversion Price be less than $1.50 (the "Floor Price"), which Floor Price shall be subject to further adjustment as set forth in paragraph 8, or greater than $4.50 (the "Cap Price"). The "Market Price" on any date shall be the last sale price of the Common Stock (or if such information is not provided by such exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, the average of the closing bid and asked prices of the

                                      13.

Common Stock) as reported on the principal national securities exchange on which the Common Stock of the Company is listed or admitted to trading, or if the Common Stock of the Company is not listed or admitted to trading on any national securities exchange, as furnished by the National Association of Securities Dealers, Inc. Automated Quotation System, or comparable system, or in the absence of the foregoing, the fair market value as reasonably determined by the Board of Directors of the Company and the Series D Preferred Stock Holders.

     7.   Conversion Procedure.  The Series D Preferred Stock Holder may
          --------------------
exercise its rights to convert all or any portion of such holder's Series D Preferred Stock into shares of Common Stock by surrendering the share certificates for the Series D Preferred Stock to be converted to the Company, at its principal office or at such other office or agency maintained by the Company for that purpose, accompanied by a written notice of the holder's election to convert such shares, or a specified portion of such shares (as provided in the notice), executed by such holder, which notice shall specify a Conversion Date after the first anniversary of the Closing Date but not later than the second anniversary of the Closing Date, and accompanied, if required by the Company, by proper assignment in blank. The date specified in any conversion notice delivered by any Series D Preferred Stock Holder, which date shall be no earlier than the date of actual delivery of such notice, shall be defined as the "Conversion Date."

     As promptly as practicable after the surrender as herein provided of a certificate evidencing shares of Series D Preferred Stock for conversion, the Company shall deliver or cause to be delivered to or upon the written order of the holder of the certificate evidencing the Series D Preferred Stock so surrendered certificates representing the number of fully paid and non-assessable shares of Common Stock into which the Series D Preferred Stock, or such portion thereof, may be converted in accordance with the provisions herein. Such number shall be determined by dividing the product of $1,000 times the number of shares of Series D Preferred Stock to be converted (plus any unpaid dividends on such shares of Series D Preferred Stock to be converted accrued from the next preceding Dividend Payment Date, if such dividends are to be paid in shares of Common Stock) by the Conversion Price on the applicable Conversion Date, calculated to the nearest share of Common Stock (fractions of less than 1/2 being disregarded and fractions of 1/2 or greater being rounded up to the next full share). If only a fraction of the number of shares of Series D Preferred Stock is used in such conversion, the Company shall, concurrently with the issuance of the shares of Common Stock issuable upon such conversion, take the action described in paragraph 15 hereof.

                                      14.

     Any conversion of the Series D Preferred Stock shall be deemed to have been made at the close of business on the Conversion Date specified in the applicable conversion notice, so that the rights of the holder of the Series D Preferred Stock as a holder thereof, or such portion thereof, shall cease at such time and the person or persons entitled to receive any of the shares of Common Stock upon conversion of the Series D Preferred Stock shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time.

     The Company shall pay all unpaid dividends on any Series D Preferred Stock so converted which has accrued through and including the date upon which such conversion is deemed to have been effected in accordance with this paragraph 7, such payment to be made in cash or in shares of Common Stock (calculated at the Conversion Price then in effect) at the Company's option.

     The issuance of certificates for Common Stock upon the conversion of Series D Preferred Stock shall be made without charge to the Series D Preferred Stock Holders converting such shares for any issue or stamp tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, or in such names as may be directed by, the Series D Preferred Stock Holders.

     8.   Conversion Price Adjustments.  The Floor Price and Cap Price shall be
          ----------------------------
subject to adjustment, from time to time, as follows:

          (a) Stock Dividends, Subdivision Etc.  In case the Company shall,
              --------------------------------
after the Closing Date, (i) pay a stock dividend or make a distribution in shares of its capital stock (whether of shares of Common Stock or of capital stock of any other class), (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of such shares or (iv) issue by reclassification of its shares of Common Stock, any shares of capital stock of the Company, the Floor Price and the Cap Price of the Series D Preferred Stock shall be adjusted so that the Floor Price and the Cap Price of the Series D Preferred Stock shall be appropriately adjusted, and such Floor Price and Cap Price shall thereafter be subject to further adjustments under this paragraph 8. An adjustment made pursuant to this subparagraph 8(a) shall become effective retroactively immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

          (b) Distributions.  In case the Company shall, after the Closing Date,
              -------------
fix a record date for the making of a distribution to all holders of its shares of Common Stock

                                      15.

(including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of (i) assets (other than dividends payable in shares of Common Stock), (ii) evidences of indebtedness or other securities (except for shares of Common Stock) of the Company or of any corporation other than the Company, or (iii) subscription rights, options or warrants to purchase any of the foregoing assets or securities (excluding those referred to in subparagraph 8(d)(iii) hereof), whether or not such rights, options or warrants are immediately exercisable (hereinafter collectively referred to as "Distributions on Common Stock"), the Company shall promptly notify each Series D Preferred Stock Holder thereof in writing (such notice to be given at least ten (10) business days prior to such record date) and shall issue to the Series D Preferred Stock Holders, the Distribution on Common Stock to which they would have been entitled if they had converted the Series D Preferred Stock held by them into Common Stock of the Company immediately prior to the record date for the purpose of determining shareholders entitled to receive such Distribution on Common Stock.

          (c) Adjustments for Issuance of Additional Common Stock.  Subject to
              ---------------------------------------------------
the exceptions referred to in subparagraph 8(e) hereof, in case the Company shall at any time or from time to time after the Closing Date issue any additional shares of Common Stock ("Additional Common Stock") for a consideration per share either (i) less than the then current Market Price per share of Common Stock (determined as provided in subparagraph 8(g) hereof) immediately prior to the issuance of such Additional Common Stock, or (ii) without consideration, then upon each such issuance, the then current Floor Price shall be reduced, if necessary, (but not increased) to the price determined by multiplying such current Floor Price by a fraction, of which:

          (i) the numerator shall be (A) the number of shares of Common Stock outstanding when the then current Floor Price became effective plus (B) the number of shares of Common Stock which the aggregate amount of consideration, if any, received by the Company upon all issues of Common Stock (other than those referred to in subparagraph 8(e) hereof) since the then current Floor Price became effective (including the consideration, if any, received for such Common Stock) would purchase at the greater of the then current Market Price per share of Common Stock or the then current Floor Price and

          (ii) the denominator shall be (A) the number of shares of Common Stock outstanding when the then current Floor Price became effective plus (B) the number of shares of Common Stock issued (other than those referred to in subparagraph 8(e) hereof) since the then current Floor Price became effective (including the number of shares of such Additional Common Stock).

                                      16.

          (d) Consideration.  For purposes of subparagraph 8(c) hereof, the
              -------------
following provisions shall also be applicable:

          (i) In case of the issuance of Additional Common Stock for cash, the consideration received by the Company therefor shall be deemed to be the net cash proceeds received by the Company for such Additional Common Stock after deducting any commissions or other expenses paid or incurred by the Company for any underwriting of, or otherwise in connection with the issuance of, such Additional Common Stock.

          (ii) In case of the issuance (otherwise than upon conversion of obligations or shares of stock of the Company) of Additional Common Stock for a consideration other than cash, or a consideration a part of which shall be other than cash, the amount of the consideration other than cash so received or to be received by the Company shall be deemed to be the value of such consideration at the time of its receipt by the Company as determined in good faith by the Board of Directors of the Company, except that where the non-cash consideration consists of the cancellation, surrender or exchange of outstanding obligations of the Company (or where such obligations are otherwise converted into shares of Common Stock), the value of the non-cash consideration shall be deemed to be the amount, including principal and any accrued interest, as of the time of the Company's receipt, of the obligations cancelled, surrendered, satisfied, exchanged or converted. If the Company receives consideration, part or all of which consists of publicly traded securities (i.e., in lieu of cash), the value
                                              ----
of such noncash consideration shall be the aggregate market value of such securities (based on the latest reported trades) as of the close of the day immediately preceding the date of their receipt by the Company.

          (iii) In case of the issuance (other than by way of a Distribution on Common Stock pursuant to subparagraph 8(b) hereof), whether by distribution or sale to holders of its shares of Common Stock or to others, by the Company of
(i) any security (other than the Series D Preferred Stock or the Purchase Warrants) that is convertible into shares of Common Stock or (ii) any rights, options or warrants to purchase shares of Common Stock (except as stated in subparagraph 8(a) hereof), the Company shall be deemed to have issued, for the consideration described below, the number of shares of Common Stock into which such convertible security may be converted when first convertible, or the number of shares of Common Stock deliverable upon the exercise of such rights, options or warrants when first exercisable, as the case may be (and such shares of Common Stock shall be deemed to be Additional Common Stock for purposes of subparagraph 8(c) hereof); provided, that if such number of shares of Common Stock is thereafter increased in accordance with the terms of such convertible security, rights, options or warrants, as a result of the

                                      17.

anti-dilution provisions of such convertible security, rights, options or warrants or otherwise, the Company shall be deemed to have issued at the time of such increase and at no consideration, the additional shares of Common Stock into which such convertible securities may be converted as a result of such increase or the additional shares of Common Stock for which such rights, options or warrants may be exercised as a result of such increase, as the case may be. The consideration to be deemed to be received by the Company at the time of the issuance of such convertible securities or such rights, options or warrants shall be the consideration so received determined as provided in subparagraph 8(d)(i) and (ii) hereof after deducting any commissions or other expenses paid or incurred by the Company for any underwriting of, or otherwise in connection with, the issuance of such convertible securities or rights, options or warrants, plus (x) any consideration or adjustment payment to be received by the Company in connection with such conversion, or (y) the aggregate price at which shares of Common Stock are to be delivered upon the exercise of such rights, options or warrants when first exercisable or, if no price is specified and such shares of Common Stock are to be delivered at an option price related to the market value of the Common Stock, an aggregate option price bearing the same relation to the market value of the Common Stock at the time such rights, options or warrants were granted; provided, that as to such rights, options or
                                  --------
warrants further adjustment as shall be necessary on the basis of the actual option price at the time of exercise shall be made at such time if the actual option price is less than the aforesaid assumed option price. No further adjustment of the Conversion Price shall be made as a result of the actual issuance of shares of Common Stock referred to in this subparagraph (iii). If any rights or warrants which lead to an adjustment of the Floor Price expire or terminate without having been exercised, the Floor Price then in effect will be appropriately readjusted. However, a readjustment of the Floor Price will not affect any conversions which take place before the readjustment.

          (iv) In case any event shall occur as to which the provisions of subparagraphs (i), (ii) or (iii) of this subparagraph 8(d) are not strictly applicable but the failure to make any adjustment would not fairly protect the conversion rights represented by the Series D Preferred Stock in accordance with the essential intent and principles of such subparagraphs, then, in each such case, the Company shall, if requested by a majority in interest of the Series D Preferred Stock Holders, at the expense of the Series D Preferred Stock Holders, appoint a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Company (who may be the regular auditors of the Company), which shall give their good faith opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in subparagraphs

                                      18.

(i), (ii) or (iii) of this Section 8(d), necessary to preserve, without dilution, the conversion rights represented by the Series D Preferred Stock. Such opinion upon such adjustment, if any, as may be necessary shall be final and binding on the Company and all of the Series D Preferred Stock Holders. Upon receipt of such opinion, the Company will promptly mail copies thereof to the Series D Preferred Stock Holders and shall make the adjustments described therein.

          (e) No Adjustments.  No adjustment of the Floor Price shall be made as
              --------------
a result of or in connection with the issuance of shares of Common Stock upon conversion of the Series D Preferred Stock or the exercise of the Purchase Warrants or upon conversion of any convertible securities outstanding as of the Closing Date or any options granted under the Company's qualified stock option plans set forth on Exhibit C to the Purchase Agreement. To the extent the issuance (or deemed issuance) of shares of Common Stock shall not result in any adjustment of the Floor Price pursuant to the provisions of this subparagraph 8(e), then such shares of Common Stock shall not be taken into account for purposes of determining the prices under subparagraph 8(c) hereof.

          (f) Rounding of Calculations; Minimum Adjustment.  All calculations
              --------------------------------------------
under this paragraph 8 shall be made to the nearest cent. No adjustment shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

          (g) Market Price.  For purposes of this paragraph 8, the current
              ------------
"Market Price" of the Common Stock on any date shall be deemed to be the average of the Market Prices for the 10 consecutive trading days commencing 12 trading days before such date.

          (h) Notice to Series D Preferred Stock Holders.  In case at any time:
              ------------------------------------------

          (i) the Company shall take any action which would require an adjustment in the Floor Price or the Cap Price pursuant to subparagraph 8(a) or
(c) hereof; or

          (ii) the Company shall authorize the granting to the holders of its Common Stock of any Distribution on Common Stock as set forth in subparagraph 8(b) hereof; or

          (iii) there shall be any capital reorganization or reclassification of the Common Stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value of the Common Stock), or any

                                      19.

consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company is required, or any sale or transfer of all or substantially all of the assets of the Company; or

               (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in any one or more of said cases, the Company shall give written notice to the Series D Preferred Stock Holders, not less than 30 days before any record date or other date set for definitive action, of the date on which such action, reorganization, reclassification, sale, transfer, consolidation, merger, dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of any such action (to the extent such effect may be known at the date of such notice) on the current Conversion Price and the kind and amount of shares of Common Stock and other securities and property deliverable upon conversion of the Series D Preferred Stock. Such notice shall also specify the date as of which the holders of record of shares of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon any such reorganization, reclassification, sale, transfer, consolidation, merger, dissolution, liquidation or winding-up, as the case may be.

     9.   Voluntary Adjustment.  The Company may make, but shall not be
          --------------------
obligated to make, such decreases in the Conversion Price so as to increase the number of shares of Common Stock into which the Series D Preferred Stock may be converted, in addition to those required by paragraph 8, as it considers to be advisable in order to avoid federal income tax treatment as a dividend of stock or stock rights.

     10.  Notice of Adjustment of Conversion Price.  Whenever the Conversion
          ----------------------------------------
Price, the Floor Price or the Cap Price is adjusted as provided herein, the Company shall promptly provide a certificate of its Chief Financial Officer, and, if requested by a majority in interest of Series D Preferred Stock Holders, shall promptly obtain a certificate of a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Company, setting forth the Conversion Price, the Floor Price or the Cap Price as so adjusted and a brief statement of facts accounting for such adjustment, and shall mail a brief summary thereof to the Series D Preferred Stock Holders.

     11.  Reservation and Validity of Common Stock for Conversion.  The Company
          -------------------------------------------------------
will take all such action as may be necessary to insure that all shares of Common Stock which may be issued upon conversion of the Series D Preferred Stock will, upon issuance, be legally and validly issued, fully

                                      20.

paid, and non-assessable and free from all taxes, liens and charges with respect to the issue thereof. Without limiting the generality of the foregoing, the Company will from time to time take all such action as may be required to insure that the par value per share of Common Stock is at all times equal to or less than the lowest of the then applicable Conversion Price. The Company will at all times have authorized and reserved a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by the outstanding Series D Preferred Stock.

     12.  Fractional Shares in Conversion.  No fractional shares of Common Stock
          -------------------------------
shall be issued on any conversion.

     13.  Company's Consolidation or Merger.  If the Company shall at any time
          ---------------------------------
consolidate with or merge into another corporation (where the Company is not the continuing corporation after such merger or consolidation), the Series D Preferred Stock Holder shall thereafter be entitled to receive, upon the conversion of the shares of Series D Preferred Stock, the securities or property to which a holder of the number of shares of Common Stock then deliverable upon the conversion thereof would have been entitled upon such consolidation or merger had such holder converted immediately prior to such consolidation or merger (subject to subsequent adjustments under paragraph 8 hereof), and the Company shall take such steps in connection with such consolidation or merger as may be reasonably necessary to assure such holder that the provisions of the Purchase Agreement shall thereafter be applicable in relation to any securities or property thereafter deliverable upon the conversion of the Series D Preferred Stock, including, but not limited to, obtaining a written acknowledgment from the continuing corporation of its obligation to supply such securities or property upon such conversion. A sale of all or substantially all of the assets of the Company shall be deemed a consolidation or merger for the foregoing purposes.

     14.  Optional Redemption.  At any time from the Closing Date through and
          -------------------
including the first anniversary of the Closing Date, the Company may (by resolution of its Board of Directors) at its option, and after the first anniversary of the Closing Date, the Company may (by resolution of its Board of Directors) with the prior written consent of each of the Series D Preferred Stock Holders whose shares are to be redeemed, upon not less than 30 days prior written notice given by the Company to each Series D Preferred Stock Holder, redeem the outstanding shares of Series D Preferred Stock in full or in part in amounts aggregating not less than 1,000 shares of Series D Preferred Stock at an optional redemption price equal to $1,000 per share plus the amount of any accrued but unpaid dividends on the shares of Series D Preferred Stock to be so optionally redeemed to the date of optional redemption. Each redemption of less than all outstanding shares of Series D Preferred Stock occurring on or before the

                                      21.

first anniversary of the Closing Date shall be made pro rata in respect of the shares then outstanding. Each redemption of less than all outstanding shares of Series D Preferred Stock occurring after the first anniversary of the Closing Date shall be made pro rata in respect of the shares then outstanding as to which the holders thereof have consented to redemption of their shares.

     At least 30 days' prior notice by mail, postage prepaid, shall be given to the holders of record of the shares of Series D Preferred Stock to be redeemed, such notice to be addressed to each such holder at the address of such holder appearing on the books of the Company or given by such holder to the Company for the purpose of notice, or if no such address appears or is so given, at the place where the principal office of the Company is located. Such notice shall state the date fixed for redemption and the redemption price and shall call upon such holder to surrender to the Company on said date at the place designated in the notice such holder's certificate or certificates representing the shares to be redeemed. On or after the date fixed for redemption and stated in such notice, each holder of shares of Series D Preferred Stock called for redemption shall surrender the certificate evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price, together with accrued dividends to the date fixed for redemption. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available and segregated from the other assets of the Company to be held in trust therefor, then, notwithstanding that the certificate evidencing any shares of Series D Preferred Stock so called for redemption shall not have been surrendered, the dividends with respect to the shares so called for redemption shall forthwith after such date cease to accrue and all other rights pertaining to such shares shall terminate, except only the right of the holders to receive the redemption price, together with accrued and unpaid dividends to the date fixed for redemption, without interest, upon surrender of their certificates therefor.

     If, after notice of redemption has been given, the Company deposits, on or prior to any date fixed for redemption of shares of Series D Preferred Stock, with any bank or trust company in the State of California that has a combined capital and surplus of not less than $100 million, as a trust fund, a sum sufficient to redeem, on the date fixed for redemption thereof, the shares called for redemption, with irrevocable instructions and authority to the bank or trust company to give the notice of redemption thereof (or to complete the giving of such notice if theretofore commenced) and to pay, on or after the date fixed for redemption or prior thereto, the

                                      22.

redemption price of the shares to their respective holders upon the surrender of their share certificates, then from and after the date of the deposit (although prior to the date fixed for redemption), the shares shall no longer be outstanding, and the holders thereof shall cease to be stockholders with respect to such shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of the shares without interest, upon the surrender of their certificates therefor, and except that dividends on such shares shall continue to accrue to the date fixed for redemption. Any interest accrued on any funds so deposited shall be the property of, and paid to, the Company. If the Series D Preferred Stock Holder so called for redemption shall not, at the end of two years from the date fixed for redemption thereof, have claimed any funds so deposited, such bank or trust company shall thereupon pay over to the Company such unclaimed funds, and such bank or trust company shall thereafter be relieved of all responsibility in respect thereof to such holders and such holders shall look only to the Company for payment of the redemption price.

     15.  Exchange and Cancellation of Series D Preferred Stock.  Subject to all
          -----------------------------------------------------
applicable securities laws and other applicable restrictions on transfer, at any time at the request of any Series D Preferred Stock Holder to the Company at its office provided under paragraph 17 hereof, the Company at its expense will issue and deliver to or upon the order of the holder in exchange therefor new Series D Preferred Stock registered in the name of such person or persons as may be designated by such holder for the same aggregate number of shares as the Series D Preferred Stock surrendered and substantially in the form thereof, dated the date of the Series D Preferred Stock so surrendered. Any such new Series D Preferred Stock shall bear any required notation as to any modification.

     Upon the conversion in whole or in part of any Series D Preferred Stock, if only a portion of the Series D Preferred Stock is used in such conversion, then the Company shall execute and deliver to or upon the order of the holder thereof, at the expense of the Company, a new Series D Preferred Stock certificate or Series D Preferred Stock certificates evidencing the unused portion of such Series D Preferred Stock.

     All Series D Preferred Stock certificates or portions thereof which have been converted shall be canceled by the Company and no Series D Preferred Stock certificates shall be issued in lieu of the portion of the Series D Preferred Stock so converted.

                                      23.

     16.  Replacement of Series D Preferred Stock Certificates.  Upon receipt
          ----------------------------------------------------
of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Series D Preferred Stock certificate and, in the case of any such loss, theft or destruction, upon delivery of an indemnity reasonably satisfactory to the Company (if requested by the Company), or in the case of any such mutilation, upon surrender and cancellation of such Series D Preferred Stock certificate, the Company will issue a new Series D Preferred Stock certificate of like tenor in lieu of such lost, stolen, destroyed or mutilated Series D Preferred Stock as if the lost, stolen, destroyed or mutilated Series D Preferred Stock certificate were then surrendered for exchange. No Series D Preferred Stock Holder shall be required to furnish an indemnity bond in connection with any such loss, theft or destruction.

     17.  Office for Exchange and Registration.  So long as any of the shares of
          ------------------------------------
the Series D Preferred Stock are outstanding, the Company will maintain an office or agency where Series D Preferred Stock may be presented for exchange, conversion or registration of transfer as provided in this Certificate of Determination and Decrease. Such office or agency initially shall be the principal office of the Company, which place may thereafter from time to time be changed by notice to the holders of the Series D Preferred Stock then outstanding.

     18.  Notices.  So long as any of the Series D Preferred Stock is
          -------
outstanding, the Company will give notice to all holders of the Series D Preferred Stock promptly after any of its officers or directors learns (other than by notice from any of such holders) of the existence of any of the following:

          (1)  any Event of Noncompliance; and

          (2) any material default under any evidence of Indebtedness or under any indenture, mortgage or other agreement relating to any evidence of Indebtedness in respect of which the Company or any of its Subsidiaries is liable.

     19.  Severability of Provisions.  If any right, preference or limitation
          --------------------------
of the Series D Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set

                                      24.

forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

     RESOLVED FURTHER, that the President and Secretary of the Company be, and hereby are, authorized and directed to prepare, execute, verify, and file in the Office of the California Secretary of State, a Certificate of Determination and Decrease in accordance with this resolution and as required by law.

                                    *  *  *

                                      25.

     The undersigned further declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of their own knowledge.


Dated: December 6, 1996           /s/ James B. Mariner
                                  ----------------------------------
                                  James B. Mariner, President

     The undersigned further declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of their own knowledge.


Dated: December 6, 1996           /s/ James R. Spievak
                                  ----------------------------------
                                  James R. Spievak, Secretary